Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Gauzy Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.23 per share	457(a)	281,863	$17.00	$4,791,671	0.0001476	$707.25
	Total Offering Amounts				__	$4,791,671	0.0001476	$707.25
	Total Fees Previously Paid				__	__	__	__
	Total Fee Offsets				__	__	__	__
	Net Fee Due				__	__	__	$707.25

(1)	Represents only the additional number of ordinary shares being registered, including ordinary shares which the underwriters have the option to purchase to cover over-allotment. Does not include the ordinary shares that the were previously registered on the Registration Statement on Form F-1, as amended (File No. 333-278675) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on June 5, 2024.

(2)	Based on the public offering price.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered 4,791,667 ordinary shares with an aggregate offering price not to exceed $91,041,673 on the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act, an additional amount of ordinary shares having the proposed maximum aggregate offering price of $4,791,671 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.